Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Third Quarter 2015 Results

Third Quarter Key Metrics and Highlights

•	Total revenue was $2.7 billion with organic revenue growth of 2%

•	Operating margin was 15.1%, and operating margin, adjusted for certain items, increased 30 basis points to 17.9%

•	EPS was $1.04, and EPS, adjusted for certain items, decreased 4% to $1.24

•	Repurchased 6.3 million Class A Ordinary Shares for approximately $600 million

Nine Months Key Metrics and Highlights

•	Total revenue was $8.4 billion with organic revenue growth of 2%

•	Operating margin was 13.5%, and operating margin, adjusted for certain items, increased 20 basis points to 18.4%

•	EPS was $2.80, and EPS, adjusted for certain items, increased 3% to $3.92

•	Cash flow from operations increased 22% to $1.1 billion, and free cash flow increased 21% to $850 million

•	Repurchased 11.7 million Class A Ordinary Shares for approximately $1.15 billion

LONDON - October 30, 2015 - Aon plc (NYSE: AON) today reported results for the three months ended September 30, 2015.

Net income attributable to Aon shareholders was $295 million, or $1.04 per share, compared to $309 million, or $1.04 per share, for the prior year quarter. Net income per share attributable to Aon shareholders, adjusted for certain items, decreased 4% to $1.24, compared to $1.29 in the prior year quarter, including a $0.09 per share unfavorable impact on adjusted net income from continuing operations if the Company were to translate prior year quarter results at current quarter foreign exchange rates ("foreign currency translation"). The prior year quarter included a $25 million pre-tax, or $0.07 per share after tax, gain related to the sale of a business. Certain items that impacted third quarter results and comparisons with the prior year quarter are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

“In our seasonally weakest quarter, our results reflect organic revenue growth and operating margin expansion across both segments, effective capital management and significant free cash flow generation, despite the impact of unfavorable foreign currency translation and macroeconomic challenges,” said Greg Case, president and chief executive officer. “Driven by our industry-leading portfolio and investments across data and analytics, we expect a strong fourth quarter and finish to the year across each of our key metrics, further positioning the firm for free cash flow generation and shareholder value creation.”

THIRD QUARTER FINANCIAL SUMMARY

Total revenue decreased 5% to $2.7 billion compared to the prior year quarter driven primarily by a 7% unfavorable impact from foreign currency translation, partially offset by 2% organic revenue growth.

Total operating expenses for the third quarter decreased 5% to $2.3 billion compared to the prior year quarter due primarily to a $162 million favorable impact from foreign currency translation and a $12 million decrease in intangible asset amortization, partially offset by an increase in expense to support 2% organic revenue growth.

Depreciation expense decreased 8%, or $5 million, to $56 million compared to the prior year period.

Intangible asset amortization expense decreased 13%, or $12 million, to $78 million compared to the prior year quarter, consisting of a $10 million decrease in HR Solutions and a $2 million decrease in Risk Solutions.

Foreign currency exchange rates in the third quarter had a $0.09 per share, or $30 million pretax, unfavorable impact (-$25 million in Risk Solutions and -$5 million in HR Solutions) on adjusted net income from continuing operations, if the Company were to translate prior year quarter results at current quarter foreign exchange rates.

Effective tax rate used in the U.S. GAAP financial statements in the third quarter was 14.0%, compared to the prior year quarter of 19.1%. After adjusting to exclude the applicable tax impact associated with expenses for legacy litigation incurred in the second quarter, the adjusted effective tax rate for the third quarter of 2015 declined to 16.0% compared to 19.1% in the prior year quarter, due primarily to certain favorable discrete items. This adjustment is discussed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

Average diluted shares outstanding decreased to 283.8 million in the third quarter compared to 296.1 million in the prior year quarter. The Company repurchased 6.3 million Class A Ordinary Shares for approximately $600 million in the third quarter. As of September 30, 2015, the Company had $4.5 billion of remaining authorization under its share repurchase program.

Cash flow from operations for the first nine months of 2015 increased 22%, or $192 million, to $1.1 billion driven by working capital improvements and a decline in cash paid for pension contributions, taxes, and restructuring.

Free cash flow, defined as cash flow from operations less capital expenditures, for the first nine months of 2015 increased 21%, or $146 million, to $850 million driven by an increase in cash flow from operations, partially offset by a $46 million increase in capital expenditures primarily due to real estate related projects. A reconciliation of free cash flow to cash flow from operations can be found on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 of this press release.

THIRD QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the third quarters of 2015 and 2014. The third quarter segment reviews provided below include supplemental information related to organic revenue, adjusted operating income and operating margin, which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

RISK SOLUTIONS

					Less:
(millions)	Three Months Ended			Less:	Acquisitions,
Commissions, Fees and Other	Sep 30, 2015	Sep 30, 2014	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Retail	$1,352	$1,458	(7)%	(9)%	—%	2%
Reinsurance	331	371	(11)	(7)	—	(4)
Subtotal	$1,683	$1,829	(8)%	(8)%	(1)%	1%
Investment Income	6	7	(14)
Total Revenue	$1,689	$1,836	(8)%

Risk Solutions total revenue decreased 8% to $1.7 billion compared to the prior year quarter due to an 8% unfavorable impact from foreign currency translation and a 1% decrease in commissions and fees related to acquisitions, net of divestitures, partially offset by 1% organic growth in commissions and fees.

Retail organic revenue increased 2% reflecting revenue growth in both the Americas and International businesses. Americas organic revenue increased 4% driven by growth across all region and product lines, including strong new business generation in US Retail and Canada and effective management of the renewal book portfolio in Latin America. International organic revenue increased 1% driven by growth in New Zealand and across Asia.

Reinsurance organic revenue decreased 4% compared to the prior year quarter due primarily to an unfavorable market impact globally, a modest decline in facultative placements, and unfavorable timing, partially offset by record new business growth in treaty placements.

	Three Months Ended
(millions)	Sep 30, 2015	Sep 30, 2014	% Change
Revenue	$1,689	$1,836	(8)%
Expenses
Compensation and benefits	979	1,055	(7)
Other general expenses	386	438	(12)
Total operating expenses	1,365	1,493	(9)
Operating income	$324	$343	(6)%
Operating margin	19.2%	18.7%
Operating income - adjusted	$351	$372	(6)%
Operating margin - adjusted	20.8%	20.3%

Compensation and benefits for the third quarter decreased 7%, or $76 million, compared to the prior year quarter due primarily to an $84 million favorable impact from foreign currency translation and a $9 million decrease in expenses related to acquisitions, net of divestitures, partially offset by an increase in expense to support 1% organic growth.

Other general expenses for the third quarter decreased 12%, or $52 million, compared to the prior year quarter due primarily to a $46 million favorable impact from foreign currency translation.

Third quarter operating income decreased 6% to $324 million compared to the prior year quarter. Adjusting for certain items detailed on page 12 of this press release, operating income decreased 6% to $351 million, and operating margin increased 50 basis points to 20.8%, each compared to the prior year quarter. Excluding the impact of foreign currency translation, adjusted operating income increased 1% and adjusted operating margin increased 10 basis points versus the prior year quarter.

HR SOLUTIONS

(millions)	Three Months Ended			Less:	Less: Acquisitions,
Commissions, Fees and Other	Sep 30, 2015	Sep 30, 2014	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Consulting Services	$460	$466	(1)%	(5)%	1%	3%
Outsourcing	616	604	2	(2)	(1)	5
Intersegment	(12)	(13)	N/A	N/A	N/A	N/A
Subtotal	$1,064	$1,057	1%	(3)%	(1)%	5%
Investment Income	—	—	N/A
Total Revenue	$1,064	$1,057	1%

HR Solutions total revenue increased 1% to $1.1 billion compared to the prior year quarter driven by 5% organic growth in commissions and fees, partially offset by a 3% unfavorable impact from foreign currency translation and a 1% decrease in commissions and fees resulting from acquisitions, net of divestitures.

Organic revenue in Consulting Services increased 3% driven by solid growth in compensation consulting and continued growth in retirement solutions, particularly for investment consulting. Organic revenue in Outsourcing increased 5% due primarily to solid growth in benefits administration for discretionary services, new client wins in HR BPO for cloud-based solutions and growth in health care exchanges for off-cycle enrollments on the retiree exchange.

	Three Months Ended
(millions)	Sep 30, 2015	Sep 30, 2014	% Change
Revenue	$1,064	$1,057	1%
Expenses
Compensation and benefits	640	629	2
Other general expenses	290	315	(8)
Total operating expenses	930	944	(1)
Operating income	$134	$113	19%
Operating margin	12.6%	10.7%
Operating income - adjusted	$185	$174	6%
Operating margin - adjusted	17.4%	16.5%

Compensation and benefits for the third quarter increased 2%, or $11 million, compared to the prior year quarter due primarily to an increase in expense associated with 5% organic revenue growth, partially offset by a $21 million favorable impact from foreign currency translation.

Other general expenses for the third quarter decreased 8%, or $25 million, compared to the prior year quarter due primarily to a $10 million decrease in intangible asset amortization and a $10 million favorable impact from foreign currency translation.

Third quarter operating income increased 19% to $134 million compared to the prior year quarter. Adjusting for certain items detailed on page 12 of this press release, operating income increased 6% to $185 million, and operating margin increased 90 basis points to 17.4%, each compared to the prior year quarter. Excluding the impact of foreign currency translation, adjusted operating income increased 9% and adjusted operating margin increased 80 basis points versus the prior year quarter.

INCOME BEFORE INCOME TAXES

	Three Months Ended
(millions)	Sep 30, 2015	Sep 30, 2014	% Change
Risk Solutions	$324	$343	(6)%
HR Solutions	134	113	19
Unallocated expenses	(45)	(39)	15
Operating income	$413	$417	(1)%
Interest income	3	3	—
Interest expense	(72)	(65)	11
Other income	8	35	(77)
Income before income taxes	$352	$390	(10)%

Unallocated expenses for the third quarter increased $6 million to $45 million. The prior year quarter primarily reflects the favorable timing of certain expenses. Interest income remained flat at $3 million compared to the prior year quarter. Interest expense increased $7 million to $72 million compared to the prior year quarter due primarily to the overlap of $600 million of notes placed in May for notes due in September. Other income of $8 million primarily includes $4 million of net earnings on certain long term investments. In the prior year quarter, other income of $35 million primarily includes a gain on the sale of a business and gains on certain long term investments.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, October 30, 2015 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

 About Aon
Aon plc (NYSE:AON) is a leading global provider of risk management, insurance brokerage and reinsurance brokerage, and human resources solutions and outsourcing services. Through its more than 69,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via  innovative risk and people solutions. For further information on our capabilities and to learn how we empower results for clients, please visit: http://aon.mediaroom.com.

Safe Harbor Statement
This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, “potential”, “looking forward”, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic and political conditions in different countries in which Aon does business around the world; changes in the competitive environment; fluctuations in exchange and interest rates that could influence revenue and expense; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility; rating agency actions that could affect Aon's ability to borrow funds; the effect of the change in global headquarters and jurisdiction of incorporation, including differences in the anticipated benefits; changes in estimates or assumptions on our financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others; the effects of English law on our operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel; international risks associated with Aon’s global operations; the effect or natural or man-made disasters; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; the damage to our reputation among clients, markets or third parties; the actions taken by third parties that preform aspects of our business operations and client services;  the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and investments and other advisory services and business process outsourcing services, among others, that Aon currently provides, or will provide in the future, to clients; Aon’s ability to grow, develop and integrate companies that it acquires or new lines of business; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or our relationships with insurance carriers; and Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance.  The factors identified above are not exhaustive.  Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently.  Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon's financial results, is contained in Aon's filings with the SEC. See Aon’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. These factors may be revised or supplemented in subsequent reports.  Aon is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue, free cash flow, adjusted operating margin, adjusted earnings per share, and adjusted effective tax rate that exclude the effects of restructuring charges, intangible asset amortization, capital expenditures, transaction and integration costs and certain other noteworthy items that affected results for the comparable periods.  Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items.  The impact of foreign exchange is determined by translating last year's revenue, expense or net income at this year's foreign exchange rates.  Reconciliations are provided in the attached schedules.  Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Free cash flow is cash flow from operating activity less capital expenditures. The effective tax rate, as adjusted, excludes the applicable tax impact associated with expenses for legacy litigation. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	Cybil Rose
Senior Vice President, Investor Relations	Aon Media Relations
+44 (0) 20 7086 0100	312-755-3537

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Nine Months Ended
(millions, except per share data)	Sep 30, 2015	Sep 30, 2014	Percent Change	Sep 30, 2015	Sep 30, 2014	Percent Change
Revenue
Commissions, fees and other	$2,736	$2,873	(5)%	$8,378	$8,727	(4)%
Fiduciary investment income	6	7	(14)	16	19	(16)
Total revenue	2,742	2,880	(5)	8,394	8,746	(4)
Expenses
Compensation and benefits	1,644	1,707	(4)	4,980	5,166	(4)
Other general expenses	685	756	(9)	2,283	2,249	2
Total operating expenses	2,329	2,463	(5)	7,263	7,415	(2)
Operating income	413	417	(1)	1,131	1,331	(15)
Interest income	3	3	—	10	7	43
Interest expense	(72)	(65)	11	(205)	(188)	9
Other income	8	35	(77)	51	34	50
Income before income taxes	352	390	(10)	987	1,184	(17)
Income taxes (1)	49	75	(35)	155	220	(30)
Net income	303	315	(4)	832	964	(14)
Less: Net income attributable to noncontrolling interests	8	6	33	31	26	19
Net income attributable to Aon shareholders	$295	$309	(5)%	$801	$938	(15)%

Basic net income per share attributable to Aon shareholders	$1.05	$1.06	(1)%	$2.83	$3.15	(10)%
Diluted net income per share attributable to Aon shareholders	$1.04	$1.04	—	$2.80	$3.11	(10)
Weighted average ordinary shares outstanding - diluted	283.8	296.1	(4)%	285.9	301.6	(5)%

(1)   The effective tax rate is 14.0% and 19.1% for the three months ended September 30, 2015 and 2014, respectively and 15.8% and 18.5% for the nine months ended September 30, 2015 and 2014, respectively.

Aon plc
Revenue (Unaudited)

	Three Months Ended				Nine Months Ended
(millions)	Sep 30, 2015	Sep 30, 2014	Percent Change	Organic Revenue Growth (1)	Sep 30, 2015	Sep 30, 2014	Percent Change	Organic Revenue Growth (1)
Commissions, Fees and Other
Risk Solutions	$1,683	$1,829	(8)%	1%	$5,401	$5,759	(6)%	2%
HR Solutions	1,064	1,057	1	5	3,013	3,004	—	4
Total Operating Segments	$2,747	$2,886	(5)%	2%	$8,414	$8,763	(4)%	2%
Fiduciary Investment Income
Risk Solutions	$6	$7	(14)%		$16	$19	(16)%
HR Solutions	—	—	N/A		—	—	N/A
Total Operating Segments	$6	$7	(14)%		$16	$19	(16)%
Total Revenue
Risk Solutions	$1,689	$1,836	(8)%		$5,417	$5,778	(6)%
HR Solutions	1,064	1,057	1		3,013	3,004	—
Intersegment	(11)	(13)	(15)		(36)	(36)	—
Total	$2,742	$2,880	(5)%		$8,394	$8,746	(4)%

(1)        Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items. Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 11 of this release.

Aon plc
Segments (Unaudited)

Risk Solutions

	Three Months Ended			Nine Months Ended
(millions)	Sep 30, 2015	Sep 30, 2014	Percent Change	Sep 30, 2015	Sep 30, 2014	Percent Change
Revenue
Commissions, fees and other	$1,683	$1,829	(8)%	$5,401	$5,759	(6)%
Fiduciary investment income	6	7	(14)	16	19	(16)
Total revenue	1,689	1,836	(8)	5,417	5,778	(6)
Expenses
Compensation and benefits	979	1,055	(7)	3,050	3,265	(7)
Other general expenses	386	438	(12)	1,352	1,308	3
Total operating expenses	1,365	1,493	(9)	4,402	4,573	(4)
Operating income	$324	$343	(6)%	$1,015	$1,205	(16)%

Operating margin	19.2%	18.7%		18.7%	20.9%

HR Solutions

	Three Months Ended			Nine Months Ended
(millions)	Sep 30, 2015	Sep 30, 2014	Percent Change	Sep 30, 2015	Sep 30, 2014	Percent Change
Revenue
Commissions, fees and other	$1,064	$1,057	1%	$3,013	$3,004	—%
Fiduciary investment income	—	—	N/A	—	—	N/A
Total revenue	1,064	1,057	1	3,013	3,004	—
Expenses
Compensation and benefits	640	629	2	1,860	1,828	2
Other general expenses	290	315	(8)	904	927	(2)
Total operating expenses	930	944	(1)	2,764	2,755	—
Operating income	$134	$113	19%	$249	$249	—%

Operating margin	12.6%	10.7%		8.3%	8.3%

Total Operating Income (Loss)

	Three Months Ended			Nine Months Ended
(millions)	Sep 30, 2015	Sep 30, 2014	Percent Change	Sep 30, 2015	Sep 30, 2014	Percent Change
Risk Solutions	$324	$343	(6)%	$1,015	$1,205	(16)%
HR Solutions	134	113	19	249	249	—
Unallocated	(45)	(39)	15	(133)	(123)	8
Total operating income	$413	$417	(1)%	$1,131	$1,331	(15)%

Total operating margin	15.1%	14.5%		13.5%	15.2%

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow (Unaudited)

Organic Revenue (Unaudited)

	Three Months Ended
(millions)	Sep 30, 2015	Sep 30, 2014	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$779	$799	(3)%	(5)%	(2)%	4%
International	573	659	(13)	(13)	(1)	1
Total Retail brokerage	1,352	1,458	(7)	(9)	—	2
Reinsurance brokerage	331	371	(11)	(7)	—	(4)
Total Risk Solutions	1,683	1,829	(8)	(8)	(1)	1
HR Solutions Segment:
Consulting services	460	466	(1)	(5)	1	3
Outsourcing	616	604	2	(2)	(1)	5
Intrasegment	(12)	(13)	N/A	N/A	N/A	N/A
Total HR Solutions	1,064	1,057	1	(3)	(1)	5
Total Operating Segments	$2,747	$2,886	(5)%	(7)%	—%	2%

	Nine Months Ended
(millions)	Sep 30, 2015	Sep 30, 2014	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$2,329	$2,329	—%	(4)%	—%	4%
International	2,034	2,290	(11)	(13)	—	2
Total Retail brokerage	4,363	4,619	(6)	(9)	—	3
Reinsurance brokerage	1,038	1,140	(9)	(7)	—	(2)
Total Risk Solutions	5,401	5,759	(6)	(8)	—	2
HR Solutions Segment:
Consulting services	1,222	1,245	(2)	(5)	—	3
Outsourcing	1,819	1,788	2	(1)	(1)	4
Intrasegment	(28)	(29)	N/A	N/A	N/A	N/A
Total HR Solutions	3,013	3,004	—	(3)	(1)	4
Total Operating Segments	$8,414	$8,763	(4)%	(7)%	1%	2%

 Free Cash Flow (Unaudited)

	Nine Months Ended
(millions)	Sep 30, 2015	Sep 30, 2014	Percent Change
Cash Provided By Operations	$1,075	$883	22%
Less: Capital Expenditures	(225)	(179)	26
Free Cash Flow (3)	$850	$704	21%

(1)   Currency impact is determined by translating last year's revenue at this year's foreign exchange rates.
(2)   Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.
(3)   Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended September 30, 2015				Nine Months Ended September 30, 2015
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,689	$1,064	$(11)	$2,742	$5,417	$3,013	$(36)	$8,394

Operating income (loss) - as reported	$324	$134	$(45)	$413	$1,015	$249	$(133)	$1,131
Intangible asset amortization	27	51	—	78	83	154	—	237
Legacy Litigation	—	—	—	—	137	39	—	176
Operating income (loss) - as adjusted	$351	$185	$(45)	$491	$1,235	$442	$(133)	$1,544

Operating margins - as adjusted	20.8%	17.4%	N/A	17.9%	22.8%	14.7%	N/A	18.4%

	Three Months Ended September 30, 2014				Nine Months Ended September 30, 2014
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,836	$1,057	$(13)	$2,880	$5,778	$3,004	$(36)	$8,746

Operating income (loss) - as reported	$343	$113	$(39)	$417	$1,205	$249	$(123)	$1,331
Intangible asset amortization	29	61	—	90	80	183	—	263
Operating income (loss) - as adjusted	$372	$174	$(39)	$507	$1,285	$432	$(123)	$1,594

Operating margins - as adjusted	20.3%	16.5%	N/A	17.6%	22.2%	14.4%	N/A	18.2%

	Three Months Ended September 30,		Nine Months Ended September 30,
(millions except per share data)	2015	2014	2015	2014
Operating income - as adjusted	$491	$507	$1,544	$1,594
Interest income	3	3	10	7
Interest expense	(72)	(65)	(205)	(188)
Other income	8	35	51	34

Income before income taxes - as adjusted	430	480	1,400	1,447
Income taxes (2)	69	91	249	268
Net income - as adjusted	361	389	1,151	1,179
Less: Net income attributable to noncontrolling interests	8	6	31	26
Net income attributable to Aon shareholders - as adjusted	$353	$383	$1,120	$1,153

Diluted earnings per share - as adjusted	$1.24	$1.29	$3.92	$3.82

Weighted average ordinary shares outstanding - diluted	283.8	296.1	285.9	301.6

(1)	Certain noteworthy items impacting operating income in 2015 and 2014 are described in this schedule. The items shown with the caption "as adjusted" are non-GAAP measures.

(2)
The effective tax rates used in the U.S. GAAP financial statements were 14.0% and 19.1% for the three months ended September 30, 2015 and 2014, respectively, and 15.8% and 18.5% for the nine months ended September 30, 2015 and 2014, respectively. Reconciling items are generally taxed at the effective tax rate. However, after adjusting to exclude the applicable tax impact associated with expenses for legacy litigation, the adjusted effective tax rates for the third quarter and first nine months of 2015 were 16.0% and 17.8%, respectively.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	Sep 30, 2015	Dec 31, 2014
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$398	$374
Short-term investments	385	394
Receivables, net	2,453	2,815
Fiduciary assets (1)	9,956	11,638
Other current assets	728	602
Total Current Assets	13,920	15,823
Goodwill	8,571	8,860
Intangible assets, net	2,257	2,520
Fixed assets, net	785	765
Other non-current assets	1,673	1,804
Total Assets	$27,206	$29,772

LIABILITIES AND EQUITY
Current Liabilities
Fiduciary liabilities	$9,956	$11,638
Short-term debt and current portion of long-term debt	1,327	783
Accounts payable and accrued liabilities	1,447	1,805
Other current liabilities	811	788
Total Current Liabilities	13,541	15,014
Long-term debt	4,799	4,799
Pension, other post-retirement and post-employment liabilities	1,833	2,141
Other non-current liabilities	1,091	1,187
Total Liabilities	21,264	23,141

EQUITY
Shareholders' Equity
Ordinary shares ($0.01 nominal value)	3	3
Additional paid-in capital	5,318	5,097
Retained earnings	4,015	4,605
Accumulated other comprehensive loss	(3,453)	(3,134)
Total Aon Shareholders' Equity	5,883	6,571
Noncontrolling interests	59	60
Total Equity	5,942	6,631
Total Liabilities and Equity	$27,206	$29,772

 (1)     Includes cash and short-term investments:  2015 - $3,559 million, 2014 - $3,984 million

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
(millions)	Sep 30, 2015	Sep 30, 2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$832	$964
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses and investments, net	(29)	(41)
Depreciation of fixed assets	169	183
Amortization of intangible assets	237	263
Share-based compensation expense	239	247
Deferred income taxes	(83)	77
Change in assets and liabilities:
Fiduciary receivables	795	988
Short-term investments — funds held on behalf of clients	200	(177)
Fiduciary liabilities	(995)	(811)
Receivables, net	232	220
Accounts payable and accrued liabilities	(415)	(408)
Restructuring reserves	(25)	(75)
Current income taxes	(69)	(211)
Pension, other post-retirement and other post-employment liabilities	(191)	(299)
Other assets and liabilities	178	(37)
CASH PROVIDED BY OPERATING ACTIVITIES	1,075	883

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of long-term investments	23	51
Purchases of long-term investments	(3)	(19)
Net (purchases) sales of short-term investments — non-fiduciary	(9)	301
Acquisition of businesses, net of cash acquired	(26)	(464)
Proceeds from sale of businesses	54	48
Capital expenditures	(225)	(179)
CASH USED FOR INVESTING ACTIVITIES	(186)	(262)

CASH FLOWS FROM FINANCING ACTIVITIES
Share repurchase	(1,150)	(1,750)
Issuance of shares for employee benefit plans	72	58
Issuance of debt	3,494	4,255
Repayment of debt	(2,860)	(3,073)
Deposit with trustee	—	—
Cash dividends to shareholders	(240)	(201)
(Purchases) sales of shares (from) to noncontrolling interests	(5)	1
Dividends paid to noncontrolling interests	(21)	(18)
Proceeds from sale-leaseback	—	25
CASH USED FOR FINANCING ACTIVITIES	(710)	(703)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(155)	(13)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	24	(95)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	374	477
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$398	$382